                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-12

                       MERIDIAN MEDICAL TECHOLOGIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                           KING PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

N E W S   R E L E A S E



(KING PHARMACEUTICALS LOGO)



--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE



           KING PHARMACEUTICALS REPORTS MERIDIAN MEDICAL TECHNOLOGIES' ANNOUNCEMENT OF FINANCIAL RESULTS FOR FIRST QUARTER OF FISCAL 2003

BRISTOL, TENNESSEE, December 10, 2002 - King Pharmaceuticals, Inc. (NYSE:KG) reported today that Meridian Medical Technologies, Inc. (NASDAQ:MTEC) announced its first quarter of fiscal 2003 financial results. Meridian reported total revenue of $24.8 million for the three months ended October 31, 2002, compared to revenues of $14.8 million for the same period last year, an increase of 68 percent, and net income of $2.43 million compared to $1.16 million, an increase of 109 percent, over the same period of the prior year.

King announced on October 21, 2002 that it signed a definitive agreement to acquire Meridian for a cash price of $44.50 per share of Meridian common stock, totaling $247.8 million. The boards of directors of both companies have approved unanimously the terms of the agreement. King will finance the acquisition out of the Company's available cash. Closing of the transaction is subject to approval by the holders of a majority of the outstanding common stock of Meridian, appropriate governmental approval, and other customary conditions, and is expected to be completed before the end of January 2003.

Jefferson J. Gregory, Chairman and Chief Executive Officer of King, said, "This solid performance by Meridian supports our belief that this transaction offers excellent opportunities for growth and should produce a very good return for our shareholders. As stated previously, we believe King's acquisition of Meridian represents an excellent business combination, providing King with additional lines of growing exclusive pharmaceutical products, preeminent auto-injector technology, and enhanced pipeline opportunities. The acquisition represents the combination of a premier specialty pharmaceutical company with the innovative leader in auto-injector technology."

The Meridian press release announcing results for the first quarter of fiscal 2003 follows:

           MERIDIAN MEDICAL REPORTS 68 PERCENT RISE IN REVENUE AND 109 PERCENT
                    RISE IN NET INCOME FOR THE FIRST QUARTER OF FISCAL 2003

         Columbia, Maryland (December 10, 2002) - Meridian Medical Technologies, Inc. (NASDAQ: MTEC), a world leader in drug delivery technology and innovative cardiopulmonary diagnostics, today reported total revenue of $24.8 million and net income of $2.43 million, or $0.46 per fully diluted share, for the three months ended October 31, 2002, compared to revenues of $14.8 million and net income of $1.16 million, or $0.32 per diluted share, for the same period last year.

         "Meridian experienced an outstanding quarter from both an operational and a strategic perspective," commented James H. Miller, Meridian's chairman, president and CEO. "First, our exceptional results were primarily driven by continuing strong demand for our government and commercial auto-injector products. Government orders for our nerve




                                     (MORE)
         agent antidote auto-injectors during the first fiscal quarter have outpaced prior periods as our military forces continue to heighten levels of preparedness in response to the current global climate. Moreover, we continue to see rising demand from state and local governments along with other governmental agencies as Homeland Security initiatives continue to progress. Finally, EpiPen(R), our flagship product used for the emergency treatment of anaphylaxis, has continued its impressive track record of double-digit growth as a result of greater public awareness of food allergies and an overall increase in the number of cases diagnosed and treated.

         "More importantly," Mr. Miller continued, "in October, Meridian signed a definitive agreement to be acquired by King Pharmaceuticals. This transaction is expected to create new growth opportunities for Meridian. We look forward to closing the transaction in early 2003, subject to receipt of shareholder approval and satisfaction of other customary conditions."

         FINANCIAL RESULTS

         Gross profits totaling $11.4 million increased to 46.0 percent of revenues during the first quarter of fiscal 2003, compared to 45.3 percent for the same year ago period. The slight increase in margin was influenced by product mix, as there were comparatively higher sales of lower margin products, primarily auto-injectors sold to the Department of Defense ("DoD") under the Industrial Base Maintenance Contract. The company expects the gross margin in fiscal 2003 to match the high level achieved in fiscal 2002.

         Commercial Systems revenue for the three months ended October 31, 2002, was $10.3 million compared to $9.0 million for the comparable prior year period, a 14.3 percent increase. Demand for EpiPen remains strong with sales increasing 30.5 percent from the first quarter of fiscal 2002, to $10.0 million. The increase in EpiPen revenue was partially offset by lower R&D service revenue due to the timing of development projects.

         Government Systems revenues of $13.0 million for the three months ended October 31, 2002 more than doubled from the $5.1 million in same year ago period. DoD revenues were $10.1 million for the three months ended October 31, 2002, nearly tripling over the same period last year. This dramatic increase in demand is a result of heightened military readiness by U.S. Armed Forces. Foreign government revenues increased slightly to $1.3 million for the fiscal first quarter, compared to $1.2 million for the same year ago period. Homeland Security sales were $1.7 million for the three months ended October 31, 2002 versus $475,000 for the same year ago period. This increase reflects continued shipments of nerve agent antidotes and other military auto-injector products to state and local first responders under the Metropolitan Medical Response System, and to other non-military agencies, such as the Department of Health and Human Services, to support the government's Homeland Security initiatives.

         Cardiopulmonary Systems revenues were $1.5 million for the three months ended October 31, 2002 compared to $689,000 for the same year ago period. This increase was due to stronger telemedicine sales compared to last year, resulting from the delivery of backlog from the fourth quarter of fiscal 2002.

         Operating costs for the three months ended October 31, 2002 were $7.0 million compared to $4.0 million incurred in the same period last year. The current quarter included over $1.1 million in external costs relating to the pending merger with King. Higher costs also resulted from continued investment in the marketing of PRIME ECG, as well as market research for the company's specialty pharmaceutical initiative.

         The quarter benefited from a $580,000 reduction in interest expense as the company had essentially no external borrowing.

         Meridian Medical Technologies, a specialty pharmaceuticals company, is a world leader in sales of auto-injector drug delivery systems and the developer of the PRIME ECG cardiac mapping system marketed in the United States and Europe. The company develops health care products designed to save lives, reduce health care costs and improve quality of life. Additional company information is available online at www.meridianmeds.com.

King, headquartered in Bristol, Tennessee, is a vertically integrated pharmaceutical company that manufactures, markets, and sells primarily branded prescription pharmaceutical products. King, an S&P 500 Index company, seeks to capitalize on opportunities in the pharmaceutical industry created by cost containment initiatives and consolidation among large global pharmaceutical companies. King's strategy is to acquire branded pharmaceutical products and to increase their sales by focused promotion and marketing and through product life cycle management.

This release contains forward-looking statements which reflect management's current views of future events and operations, including, but not limited to, statements pertaining to King's planned acquisition of Meridian, statements pertaining to the growth of Meridian's current lines of exclusive pharmaceutical products, including, but not limited to, EpiPen(R) and Meridian's nerve gas antidote, statements pertaining to the enhanced pipeline opportunities provided King by its acquisition of Meridian, and statements pertaining to opportunities for growth created by King's acquisition of Meridian and the resulting return for King's shareholders. These forward-looking statements involve certain significant risks and uncertainties, and actual results may differ materially from the forward-looking statements. Some important factors which may cause results to differ include: the ability of King and Meridian to consummate the contemplated transaction described above, dependence on approval of the transaction by the shareholders of Meridian, dependence on the ability of King and Meridian to obtain all necessary government approvals of the transaction, dependence on management of King's growth and integration of its acquisitions, specifically including, but not limited to, the contemplated acquisition, the ability of King to realize potential synergies from the contemplated acquisition, dependence on King's ability to successfully transfer the manufacture of Meridian's products to King's existing manufacturing facilities in compliance with the requirements of the FDA and other governmental authorities, dependence on growth of net sales of King's branded pharmaceutical products, in particular, Altace(R), Levoxyl(R), and Thrombin-JMI(R), as well as revenue and earnings per share, at a rate equal to or in excess of management's projections, dependence on growth of net sales of Meridian's pharmaceutical products, dependence on the ability of Dey to successfully promote EpiPen(R), dependence on the successful marketing and sales of King's and Meridian's products, dependence on King's ability to continue to acquire branded products, including through the acquisition of other pharmaceutical companies, the high cost and uncertainty of research, clinical trials, and other development activities involving pharmaceutical products, dependence on King's ability to successfully develop civilian formulations of a nerve gas antidote utilizing Meridian's patented dual chambered auto-injector and injection process, dependence on FDA approval of the ANDA now pending on DiaJect(R) and King's ability to successfully continue that approval process, dependence on King's ability to successfully develop new and innovative products utilizing Meridian's exclusive auto-injector technology, dependence on King's ability to successfully launch and market DiaJect(R) and civilian formulations of a nerve gas antidote utilizing Meridian's patented dual chambered auto-injector and injection process, the unpredictability of the duration and results of the FDA's review of Investigational New Drug Applications, New Drug Applications, and Abbreviated New Drug Applications and/or the review of other regulatory agencies worldwide, dependence on King's ability to maintain effective patent protection for Meridian's dual chambered auto-injector and injection process through 2010, dependence on the ability of King's dedicated field sales force representatives to successfully market King's branded pharmaceutical products, dependence on the ability of King's dedicated field sales force representatives to successfully market DiaJect(R) and civilian formulations of a nerve gas antidote utilizing Meridian's patented dual chambered auto-injector and injection process, dependence on the availability and cost of raw materials for King's and Meridian's products, dependence on King's ability to successfully negotiate, enter into, and maintain governmental contracts in relation to Meridian's pharmaceutical products, including in particular contracts with the U.S. Department of Defense, dependence on no material interruptions in supply by contract manufacturers of King's or Meridian's products, dependence on the potential effect on sales of King's existing branded pharmaceutical products and Meridian's pharmaceutical products as a result of the potential development and approval of a generic substitute for any such product or other new competitive products, dependence on whether our customers order pharmaceutical products in excess of normal quantities during any quarter which could cause our sales of branded pharmaceutical products to be lower in a subsequent quarter than they would otherwise have been, dependence on the potential effect of future acquisitions and other transactions pursuant to our growth strategies on King's financial and other projections, dependence on our compliance with FDA and other government regulations that relate to our business, and dependence on changes in general economic and business conditions, changes in current pricing levels, changes in federal and state laws and regulations, and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended September 30, 2002, which are on file with the Securities and Exchange Commission. King has not independently reviewed the financial results reported by Meridian in their press release dated December 10, 2002. King does not undertake to publicly update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

Meridian will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (the "SEC"). STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Meridian will be available free of charge from Meridian's Manager, Investor Relations & Corporate Communications, Lenny Santiago, 10240 Old Columbia Road, Columbia, MD 21046 (tel. no. (443) 259-7842). READ THE PROXY STATEMENT CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Meridian in connection with the transaction, and their interests in the solicitation, is set forth in a filing made by Meridian with the SEC on October 21, 2002.

                                      # # #

                                    Contact:

             KING: James E. Green, Vice President, Corporate Affairs
                                  423-989-8125



                                EXECUTIVE OFFICES

                              KING PHARMACEUTICALS
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620